CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Nos. 333-138000 and 333-184365) on Form S-8 and No. 333-187427 on Form S-3 of Voxx International Corporation of our report dated March 22, 2016, relating to our audit of the consolidated financial statements of EyeLock, Inc. and its Subsidiary as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ RSM Puerto Rico

San Juan, Puerto Rico
June 10, 2016